Exhibit 8.1

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

January 16, 2013

CorpBanca

Rosario Norte 660

Las Condes

Santiago, Chile

Ladies and Gentlemen,

As U.S. tax counsel to CorpBanca, a sociedad anónima organized under the laws of the Republic of Chile (the “Bank”) in connection with the issuance and sale by the Bank of 4,111,000 American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”), as contemplated in the prospectus dated April 14, 2011 and the prospectus supplement dated January 15, 2013 (the “Prospectus Supplement”), we hereby confirm to you that the discussion set forth under the heading “Tax considerations—U.S. Federal Income Tax Considerations” in the Prospectus Supplement is accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Current Report to be incorporated by reference in the Bank’s Registration Statement on Form F-3 (File No. 333-173509) as Exhibit 8.1 thereto. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dechert LLP